Exhibit 10.1

Compass Minerals 9900 W. 109th Street, Suite 100 Overland Park, KS 66210 www.compassminerals .com 913-344-9200

July 14, 2019

Mr. George Schuller
53/410 Stanley St
South Brisbane, Queensland 4101

Dear George,

I am pleased to confirm that Compass Minerals (CMP) wishes to invite you to join our leadership team, by making you this offer of employment. If you accept this offer, your title will be Senior Vice President, Chief Operations Officer. You will begin work as soon as reasonably possible on a date to be mutually agreed upon. The position will be located at our corporate office in Overland Park, Kansas.

Senior Vice President , Chief Operations Officer is a full-time exempt position. Your annual gross starting salary will be $625,000.00. In addition to your base salary, you will be eligible to participate in the performance- based CMP Management Annual Incentive Plan (MAIP) with a targeted bonus equal to 75% of your base salary ($468,750.00). You will also be eligible to participate in the CMP Long Term Incentive Plan (LTIP) starting in 2020. For your position, the target is 190% of your base salary ($1,187,500.00).

As an inducement to accept this offer of employment, you will receive a make-whole award to compensate you for outstanding awards you will be forfeiting upon termination of employment with your current employer. You will receive a one-time grant of restricted stock units (RSUs) valued at $ 1,913,000.00. These RSUs will be subject to a three year ratable vesting term, and will be subject to immediate vesting upon termination by CMP without "cause" , or by you for "good reason", death, or "disability" as further defined at the end of this offer letter.; Further, you will receive a one-time cash payment totaling the gross amount of $110,000.00, payable on the first pay period of January 2020. Finally, your first year bonus (for performance year 2019) will be guaranteed at no less than 124%, paid in cash within the annual MAIP cycle. Any payments upon separation of employment referenced in this offer letter will be conditioned upon the signing of a general release of claims prepared by CMP.

To facilitate your relocation to the Overland Park area, you are eligible for our Executive Relocation benefit for a U.S. domestic relocation, with up to six (6) months of temporary housing and three years tax preparation reimbursement up to $15,000 per year. Additionally, you will be eligible to receive up to $90,000.00 to support the international portion of your relocation which is conditional on your current company not providing full support for repatriation. Reasonable additional international expenses, if any, may be considered as well. Please note that this does not include any buy-out option of a current primary residence or home equity loss guarantee. A copy of the relocation plan will be provided to you.

Effective on your first day of employment, you will be eligible for five weeks (25 days) of paid vacation annually.

You will also be offered and, if accepted, required to sign a Change in Control Agreement. As a condition of employment, you will also be required to sign a Restrictive Covenant Agreement. We have enclosed the standard Change in Control Agreement and Restrictive Covenant Agreement for your review. We will also provide to you upon acceptance, other standard employment documents applicable to other CMP employees.

This offer of employment is conditional upon the verification of a satisfactory background investigation and reference checks, verification of your authorization to work in the U.S., satisfactorily passing a drug screen, and the execution of the Restrictive Covenant Agreement.

The Immigration and Control Act of 1986 requires employers to verify that every new hire is either a U.S. citizen or eligible to be employed in this country. We are required to examine and will copy any one of the following: US passport, certification of U.S. citizenship or naturalization, a valid foreign passport authorizing U.S. employment, a resident alien card containing employment, a resident alien card containing employment authorization, or other document designated by the Immigration and NaturalizationService.

Alternatively, verification can be accomplished by providing two forms of documentation one which established identity and one, which establishes employment eligibility. Examples of documents, which show employment eligibility: Social Security card or birth certificate; and examples, which are proof of identity: driver's license or other state issued card, which contain photograph or other identifying information. The above documentation must be presented prior to commencing employment. Please bring the appropriate items on your start date.

Please sign the duplicate copy of this letter, acknowledging your acceptance and anticipated employment date and return to me by July 29, 2019.

I look forward to you joining Compass Minerals. Sincerely,

/s/ Kevin Crutchfield
Kevin Crutchfield
President and CEO

By signing this letter below, you understand and agree that your employment with the company is at-will. That is, your employment is not for any specified duration and you or the Company may terminate it, at any time, with or without cause and without notice.

/s/ George Schuller, Jr	July 15, 2019
George Schuller, Jr	Date	Employment date: August-, 2019

_____________________________
i For purposes of this offer letter, "Cause" is defined as CMP's termination of your employment with the Company as a result of (i) your (a) indictment for, conviction of, or plea of guilty or nolo contendcre to, a federal securities laws violation or a felony involving moral turpitude; or (b) conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude; or (ii) CMP's good faith belief of (a) your willful breach of the Restrictive Covenant Agreement; (b) your fraud, embezzlement, theft or dishonesty against CMP; or (c) your willful violation ofa policy or procedure of CMP resulting in material harm to CMP. The term "willful'' means those acts taken or not taken in bad faith and without reasonable belief such action or inaction was in the best interests of CMP or its affiliates.

The term "Disability" means that you must, by reason of any medically detenninable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, be receiving or be reasonably expected to receive income replacement benefits for a period of not less than three months under an accident and health plan covering your employment (or, if none, covering CMP's employees).

"Good Reason" means your voluntary termination of employment (e.g. resignation) with CMP or a subsidiary as a result of: (i) a material adverse change in your duties or responsibilities; provided, however, that Good Reason shall not be deemed to occur upon a change in your (a) reporting structure, (b) title, (e) duties or responsibilities that is a result of the Company no longer being a publicly-traded entity, or (d) duties or responsibilities that are part of an across-the-board change in duties or responsibilities of your level; (ii) a reduction of more than 10% of your target total direct compensation (which includes base salary, annual incentives and long term incentives); provided however that Good Reason shall not include such a reduction that is part of an across the-board reduction applicable to employees at your level; or (iii) CMP's permanent relocation of your employment by more than 50 miles from your primary office location and by more than 50 mites of your principal residence. No voluntary tennination by you shall constitute a termination for "Good Reason" unless you provide written notice of your proposed tennination due to Good Reason with particulars to the CEO not later than 90 days following the initial occurrence of that condition and the Company has an opportunity for 30 days after receipt to remedy the condition and fails to reasonably cure such condition and you resign within 150 days after the initial occurrence potentially giving rise to Good Reason.

[The remainder of this page is intentionally blank]